EXHIBIT 99.2

INCENTIVE STOCK OPTION AGREEMENT

            THIS INCENTIVE STOCK OPTION AGREEMENT MADE as of this                 day of                , 200_, between CPAC, INC., a New York business corporation (herein referred to as the "Company"), and                 (herein referred to as the "Optionee");

WITNESSETH:

             1.       The Company hereby grants to the Optionee an Option (hereinafter referred to as "Option") to purchase an aggregate of                 shares of the $.01 par value Common Stock of the Company (herein referred to as the "Shares") at a price of $                per Share to be paid by the Optionee with cash, a certified check or a bank cashier's check made payable to the order of the Company. Alternatively, provided the Board of Directors shall approve the specific transfer, the Optionee may pay for the Shares, either in whole or in part, by the delivery of Common Stock of the Company already owned by him which will be accepted as payment for the Shares, based upon such Common Stock's fair market value on the date of exercise. In addition, provided the Board of Directors shall approve the specific transfer, payment for the Shares, either in whole or in part, may be made by delivery of Common Stock acquired by the Optionee under any of the Company's stock option plans, provided, however, that if this Option is exercised in part, Shares acquired by such partial exercise may not be used as payment for additional Shares to be acquired under this Agreement. In order for the Optionee to so use shares of Common Stock previously acquired under any of the Company's stock option plans as payment for the Shares either in whole or in part, the transfer of such previously acquired Common Stock as payment for all or a portion of the exercise price under this Agreement must occur more than two years from the date of the grant and one year from the date of exercise of the prior option pursuant to which the Optionee acquired such Common Stock.

             2.       The term during which the Option shall be exercisable shall commence on                 and expire on the close of business                , subject to earlier termination as provided in the CPAC, Inc. Executive Long-Term Stock Investment Plan (herein referred to as the "Plan"). The Option to purchase the number of Shares granted under this Agreement may not be exercised by the Optionee for a period of one year immediately following the date of grant (that is, until                ) and then may be exercised only to the extent of up to                % of the Option Shares (                shares) during the period commencing                 and ending                 and then may be exercised in full commencing                 until this Option expires in accordance with its terms.

                        However, this Option may be exercised only if the Optionee is and has been continuously an employee of the Company or its subsidiaries for a period beginning on the date of grant and ending on the day three months before the date of exercise. If the Optionee terminates employment due to permanent and total disability, the three month period referred to in the preceding sentence shall be one year.

             3.       The Option is not transferable by the Optionee other than by Will or the laws of descent and distribution and is exercisable, during his lifetime, only by the Optionee. In the event that the right to exercise the Option passes to the Optionee's estate, or to a person to whom such right devolves by reason of the Optionee's death, then the Option shall be non transferable in the hands of the Optionee's Executor or Administrator or of such person, except that the Option may be distributed by the Optionee's Executor or Administrator to the distributees of the Optionee's estate as a part thereof.

             4.       In order for the Option to be exercised, in whole or in part, the notice by the Optionee to the Company in the form attached hereto must be accompanied by payment in full of the option price for the Shares being purchased.

             5.       The Optionee understands that a Registration Statement covering the Shares to be issued pursuant to the Option granted hereunder will be filed with the Securities and Exchange Commission. The Optionee understands that once such Registration Statement has become effective, and provided he is not and has not been an "affiliate" of the Company for a period of at least three (3) months before sale, he may sell the Shares received upon the exercise of the Option granted hereunder in "open market" transactions. The Optionee also understands that if he is an "affiliate" of the Company or has been an "affiliate" during the three (3) month period prior to sale, he may not sell freely in the open market and therefore the Optionee agrees that he will consult the Company's counsel as to the securities law restrictions on his ability to sell the Shares acquired upon exercise prior to any such sale.

             6.       The Optionee hereby acknowledges receipt of all reports, including the annual (Form 10-K), quarterly (Form 10-Q) and current (Form 8-K) reports filed with the Securities and Exchange Commission for the most recently completed fiscal year of the Company and for all interim periods immediately preceding the date of the exercise of this Option. The Optionee further acknowledges receipt of the proxy and all other shareholder communications, including the annual report to security holders, for the most recent annual meeting of shareholders and for any special shareholders' meetings which may have occurred since the most recent annual meeting until the date of the exercise of this Option.

             7.       The Optionee understands and agrees that the Shares to be acquired upon the exercise of the Option may not be sold, transferred, exchanged, hypothecated, encumbered, pledged or otherwise disposed of for value for a period of six (6) months from the date of the grant of this Option.

             8.       The Optionee understands that the Company has established certain policies and procedures governing trading in the Company's securities, including the Shares to be acquired upon the exercise of this Option, while in possession of material, inside information regarding the Company and/or any of its subsidiaries. The Optionee agrees that upon exercise of this Option, either in whole or in part, he will comply with all of the terms and conditions of such policy, including the procedures and guidelines established for its implementation. In particular, the Optionee agrees that where required under such guidelines and procedures, he will obtain permission of the Company's Clearinghouse Committee composed of senior management prior to effectuating any sale or other transfer for value of the Shares to be acquired by virtue of the exercise of this Option.

             9.       All the terms and provisions of the Plan, duly adopted at a meeting of the Company's Board of Directors on                 and approved by a majority vote of the Company's shareholders either in person or by proxy at a duly called meeting of such shareholders held on                 and as amended to date, are hereby expressly incorporated into this Agreement and made a part hereof as if printed herein and the Optionee, by the Optionee's signature hereon, acknowledges receipt of a certified copy of said Plan. If there shall be any conflict between this agreement and the Plan, the provisions of the Plan shall control.

            10.       In accordance with certain terms and conditions of the Plan, the aggregate number and kind of Shares that may be purchased pursuant to the grant of the Option under this Agreement shall be proportionately adjusted by the Executive Long-Term Stock Investment Plan Committee for any increase, decrease or change in the total number of the outstanding shares of the Company resulting from a stock dividend, stock-split or other corporate reorganization which would result in or have the effect of the Optionee being treated differently (but for the adjustment) than he would be treated had he been the beneficial owner of the Shares subject to the Option on the record date for such dividend, split or reorganization, as the case may be.

            11.       The Optionee understands that the Option granted hereunder constitutes an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code. Consequently, under current provisions of federal tax law, if the Optionee does not dispose of the Shares for a two (2) year period from the date of grant and for a one (1) year period from date of exercise, no income or gain shall be recognized for regular income tax purposes to the Optionee upon either the grant of the Option or upon his exercise of all or a portion of the Option granted hereunder. Upon the actual disposition of the Shares acquired pursuant to exercise of the Option, long or short term capital gain or loss will be recognized by the Optionee, depending upon the holding period (twelve months for long term capital gain or loss) and the extent to which the selling price exceeds or is less than the Optionee's basis in the stock. The amount of gain will be taxed at normal, ordinary tax rates, with a maximum rate of                % if the Shares are held for a period of at least twelve months.

                        The Optionee also understands that for purposes of the federal alternative minimum income tax calculation, the difference between the exercise price and the fair market value of the Shares on the date of exercise shall be includible as an item of gross income for the taxable year of exercise except to the extent that such Shares are not transferable and are subject to a substantial risk of forfeiture.

                        The Optionee also understands that the provisions of federal tax law described herein are subject to change and, consequently, the Optionee agrees to consult with his or her own tax advisor with respect to the tax treatment to be accorded the grant of the Option herein, the exercise of such Option, and the disposition of the Shares.

            12.       Consistent with the provisions of the Plan, this Agreement shall be binding upon and inure to the benefit of any successor or assignee of the Company and to any executor, administrator, legal representative, legatee, or distributee entitled by law to the Optionee's right hereunder.

            13.       Except insofar as an interpretation of federal securities law otherwise is required, or is controlling, this Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer and the Optionee has hereunto set his hand, as of the day and year first above written.

CPAC, INC.

By:
, Optionee

NOTICE OF EXERCISE OF STOCK OPTION

AND

RECORD OF STOCK TRANSFER

CPAC, Inc.

2364 Leicester Road

Leicester, New York 14481

Gentlemen:

            I hereby exercise my Incentive Stock Option granted to me by CPAC, Inc. under an Incentive Stock Option Agreement dated                , subject to all the terms and provisions thereof and of the CPAC, Inc. Executive Long-Term Stock Investment Plan referred to therein and notify you of my desire to purchase                 Shares of the $.01 par value Common Stock of the Company which were offered to me pursuant to the Incentive Stock Option Agreement. Enclosed is my payment in the sum of                 in full payment of such Shares.

            I understand that under the Plan, and in accordance with the terms of the Incentive Stock Option Agreement, I may not sell, assign, alienate, pledge, encumber or otherwise transfer for value the Shares unless a period of six (6) months has elapsed from the date of the grant of the Option to me.

            I acknowledge that I am aware that the Company has established a policy with respect to trading in its securities while in possession of material inside information regarding the Company and/or its subsidiaries, and that, in accordance with certain guidelines and procedures designed to implement such policy, I may be required to obtain permission from a Clearinghouse Committee, composed of Senior Management, prior to any sale or other transfer for value of the Shares hereby acquired.

            I acknowledge that I have received and have read all proxy and other shareholder communications, including the annual report to security holders, for the most recently completed fiscal year and all quarterly and current updates thereof. I acknowledge that I have had the opportunity to ask questions of and receive answers from the Company's management concerning the information set forth in such reports and updates and have been satisfied with the answers provided regarding the same.

            Finally, I acknowledge that there are significant federal income tax consequences resulting from my exercise of this Option, that I have consulted with and received advice from qualified tax counsel both as to the nature of such tax consequences and their impact upon my own personal income tax situation as the result of such exercise, and that I fully understand such impact and have planned accordingly.

DATED:

            Receipt is hereby acknowledged of the delivery to me by CPAC, Inc. on                 of stock certificates for                 shares of $.01 par value common stock purchased by me pursuant to the terms and conditions of the CPAC, Inc. Executive Long-Term Stock Investment Plan referred to above.

DATED: